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Exhibit 21

                       SUBSIDIARIES OF SFW HOLDING CORP.

                                                    State of Incorporation
                                                    ----------------------

Shoppers Food Warehouse Corp.                   (100%)    Delaware
Shoppers Food Warehouse DC Corporation          (100%)    Delaware
Jumbo Produce, Inc.                             (100%)    Delaware
Total Beverage, Inc.                            (100%)    Delaware
Shoppers Food Warehouse Licensing Corporation   (100%)    Delaware
Shoppers Food Warehouse Investment Corporation (100%) Delaware Shoppers Food Warehouse Storage & Refrigeration (100%) Delaware
RBC Corporation                                 (100%)    Maryland


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